UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2009

SOURCE INTERLINK COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13437	20-2428229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27500 Riverview Center Blvd.,
Suite 400, Bonita Springs, Florida 34134
(Address of Principal executive offices, including Zip Code)

(239) 949-4450
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement

The information required under Item 1.01 is included under Item 2.03 of this report and is incorporated herein by reference.

ITEM 1.03      Bankruptcy or Receivership

On April 27, 2009, Source Interlink Companies, Inc. (the “Company”) and each of its U.S. subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code (collectively, the "Chapter 11 Case"). The title of the Chapter 11 Case and case number assigned to the Company is In re Source Interlink Companies, Inc., et al and 09-11424, respectively.  The Chapter 11 Case was filed pursuant a joint prepackaged plan that has been approved by 100% of the lenders holding outstanding claims under the Company’s Term Credit Agreement dated as of August 1, 2007 by and among the Company, as borrower, and each of the other Debtors, as guarantors, Citicorp North America, Inc., as administrative agent, and the lenders party thereto (the “Term Credit Agreement”).  The Chapter 11 Case will be jointly administered and the Company and its U.S. subsidiaries intend to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. The Company's foreign subsidiary was not included in the Chapter 11 filings.

On April 28, 2009, the Company issued a press release discussing the Chapter 11 Case. A copy of the Company’s press release is furnished with this Current Report on Form 8-K, is attached hereto as Exhibit 99.1.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance sheet Arrangement of a Registrant.

Certain of the Company’s lenders under its current credit facilities (the “DIP Lenders”) have entered into a Term Sheet (the “DIP Term Sheet”) for a Debtor-in-Possession Credit Facility with the Debtors.  The DIP Term Sheet is filed herewith as Exhibit 10.1 and is incorporated herein by reference.  The DIP Term Sheet provides, subject to approval by the Bankruptcy Court and certain other conditions described in the DIP Term Sheet, for a super-priority senior secured multiple-draw term loan facility in an aggregate principal amount of $85,000,000 and a super-priority senior secured revolving credit facility in an aggregate principal amount of up to $300,000,000, subject to the amount of the borrowing base as calculated in the DIP Term Sheet (the “DIP Facility”).  Proceeds of the DIP Facility will be used, among other things, to (i) to pay fees and expenses associated with the DIP Facility, (ii) to provide working capital from time to time for the Company and its subsidiaries and for other general corporate purposes during the pendency of the Chapter 11 Case, and (iii) for certain permitted uses in connection with the consummation of a plan of reorganization.

The DIP Facility is subject to the entry of an order by the Bankruptcy Court approving the DIP Facility on terms and conditions acceptable to the DIP Lenders in their sole discretion.  In addition, the DIP Facility is subject to the satisfaction of a number of material conditions precedent set forth in the DIP Term Sheet filed herewith and incorporated herein by reference.

Item 2.04      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 27, 2009, the Company filed a voluntary petition for reorganization relief under chapter 11 of the Bankruptcy Code in Bankruptcy Court, as described in Item 1.03 above.  The filing of the bankruptcy petition constituted an event of default under each of the following agreements: (1) Revolving Credit Agreement dated as of August 1, 2007 by and among the Company, as borrower, and each of the other Debtors, as guarantors, Citicorp North America, Inc., as administrative agent, and the lenders party thereto (as amended, the “Revolving Credit Agreement”); and (2) the Term Credit Agreement.  Approximately $149 million is currently outstanding under the Revolving Credit Agreement (excluding approximately $32 million in Letters of Credit) and approximately $867 million is currently outstanding under the Term Credit Agreement.

In addition, the Company is party to the Indenture dated as of June 23, 2008 by and among the Company, as issuer, and each of the other Debtors, as guarantors, and HSBC Bank USA, National Association, as trustee, related to the Company’s currently outstanding $465 million in 11.25% senior unsecured notes due 2015 (the “Senior Notes”).  The filing of the bankruptcy petition constituted an event of default under the terms of the indenture, and as a result of such event of default, the outstanding principal amount thereof, and accrued interest thereon, is immediately due and payable, without any other action required by the trustee or holders of Senior Notes.

The Company believes that any efforts to enforce payment obligations under the Revolving Credit Agreement, Term Credit Agreement, Senior Notes and Trade Security Agreements are stayed as a result of the filing of the bankruptcy petition.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Debtor in Possession Credit Facility Term Sheet
99.1	Press release issued by Source Interlink Companies, Inc. on April 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOURCE INTERLINK COMPANIES, INC.

/s/ Marc Fierman
Date: May 1, 2009	Name:	Marc Fierman
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Debtor in Possession Credit Facility Term Sheet
99.1	Press release issued by Source Interlink Companies, Inc. on April 28, 2009.